Exhibit 4.42

Network promotion service contract

Contract No.: JzYQ-XS-Joll I

Party A: Xiamen Pop Digital Technology Co., LTD
Contact person: Lin Xiaoxia	Tel. : 18060979708	WeChat ID;
Address: Room 2,304, No.168, Fengqi Road, Phase III, Software Park, Torch High-tech Zone, Xiame zip code: fax NO:
E-mail: QQ number:

Party B: Xiamen Jiuzhou Yuanqi Media Co., LTD
Contact person: Coanne	telephone : WeChat ID:
Address: Room 24,706, No.510, New Macao Road, Jinhai Street, Xiang’an District, Xiamen
City zip code:	fax NO:
E-mail:	QQ number:

In accordance with the relevant provisions of the Civil Code of the People’s Republic of China, Party A and Party B, in line with the principle of equality, voluntary and mutual benefit, enter into the following agreement reached by Party B on the platform of Party B, which shall be followed by both parties.

one, Service matters

1. Party B is the “authorized online advertising agent” of the Internet media advertising platform, Guangdiantong, Moments, Toutiao, Kuaishou, etc., hereinafter known as the platform. Party A agrees to entrust Party B to carry out online promotion on the above platform represented by Party B and in accordance with the platform

The contract shall pay the party B for the corresponding service fee, and the specific platform shall be subject to the platform listed in Annex I “Confirmation of Account Reconciliation”.

2. The advertising promotion agreed in this contract refers to a technical service that displays Party A’s information on the result page of the above platforms and relevant pages (collectively referred to as “Display Page”).

3 . Party B shall provide professional services to Party A only by providing account opening and recharge service for Party A on the corresponding platform that requires advertising. During the service term, Party A shall operate the account by itself and provide advertisements, and Party B shall assist Party A to open an account and recharge. If Party A needs Party B to provide other services, or Party B needs to operate the account and advertise on behalf of Party B, both parties shall sign a written supplementary agreement and pay separately.

two, term of service

1. Service term : January 1, 2023 to December 31, 2023

2. One month prior to the expiration of this contract, if both parties agree to renew the contract separately. If both parties fail to renew the contract, the contract will be automatically terminated on the date of expiration of the service term.

three, Account management

1. Party a shall provide the following information for party b to apply for account platform : business license, legal representative identity certificate, the power of attorney, trademark registration certificate, patent certificate prove the operator legal operation of valid licenses, party a for the materials provided by the authenticity and assume full responsibility.

2. Party A confirms that the following platform accounts belong to the related account of Party A, and the relevant rights and obligations of the related account are made by Party A

Party A shall enjoy the rights and undertake the obligations as agreed herein: /______________________________________________

3. Party A shall take strict confidentiality measures for the information and password of the account. If the funds in the account are lost or fail to be fees normally due to the leakage of Party A’s password or other reasons, Party A shall bear the responsibility.

4. The ownership of the account shall belong to the platform. After the expiration of the cooperation term, if both parties fail to renew the contract, the platform or Party B

If stopped, Party B and the platform shall not be liable for this.

6. If the advertising content required to be promoted by Party A must go through the approval procedures of relevant government departments, Party A shall release the promotion only after the approval.

7. If the advertising content to be promoted by Party A fails to pass the advertising department of the platform and causes the delay of advertising release, Party A shall bear the responsibility, except if the above advertising content is produced by Party B.

Viii. Payment and account reconciliation

1. Advertising platform in this contract are prepaid phone advertising system, party a should pay attention to the account of the balance, and so on and timely transfer to party b account, at the same time, party b can also according to party a account consumption and balance to party a, email, telephone, prepaid phone notice to party a, party a agrees to renew and payment, party b according to the payment amount of advertising platform.

Party B’s collection account number is as follows :

Account name : Xiamen Jiuzhou Yuanfeng Media Co., LTD

Bank of deposit : China Merchants Bank

Account number: [*]

Without the written authorization of Party B, Party A shall not pay any money to other accounts of Party B or party B’s staff, otherwise, it shall not be deemed to be paid to Party B by Party A for the performance of this Contract, and Party A shall bear the consequences caused thereby.

2. Party b after receiving money from party a and party a in the platform account after all the deduction consumption, party a shall issue an invoice notice to party b, party b after check, the corresponding amount to party a issued special VAT invoice or VAT invoice (invoice item for * information technology service * information service, tax rate of _% [national similar project rate adjustment, according to the adjusted tax rate]). The billing information of Party A is as follows:

Company name : Xiamen Pop Digital Technology Co., LTD

Taxpayer identification number: [*]

Registered address : Room 2,304, No.168, Fengqi Road, Phase III, Software Park, Phase III, Torch High-tech Zone, Xiamen

Tel. : 18060979708

Bank of deposit : China Min sheng Bank Corporation Limited, Xiamen Software Park Sub-branch

Bank account number: [*]

3. If party A changes the billing information, it shall timely notify Party B by email, wechat or other means. If the invoice information is wrong due to party A’s failure of timely communication, Party A shall bear the corresponding responsibilities. If party A can’t receive the invoice normally due to party A’s fault, it has nothing to do with Party B. At the same time, once the invoice is issued, it will not be refunded, and Party B shall not bear all the losses.

4. Account account and party a shall pay to party b, party b monthly reconciliation with party a, party b in the 10 of the corresponding data check and form the statement, party a within 3 days upon receipt of the statement of party b must be check and stamp back to party b, party a fails to check or stamp back, is deemed as party a approved party b’s statement data, party b has the right to claim directly to party a according to the statement data.

5. Service fee. Party A and Party B shall communicate before signing the contract, and the subsequent payment according to the communication standard : service fee

The standard is: /

6. If emergency need party b advance prepaid phone payments, should be agreed by party b, party b agreed to party b advance to party a, party a shall party a within 3 days from the date of the advances to party b will party b advances to party b, if, if overdue, party b has the right to stop the corresponding advertising platform, at the same time, party a shall, in accordance with this contract to party b overdue payment liability for breach of contract.

Ix. Intellectual property rights

1. Both parties guarantee that the materials, information, materials and documents provided by one party to the other party are legally acquired and will not infringe the intellectual property rights and other legitimate rights and interests, otherwise, all the responsibilities shall be borne by the Provider. If the economic losses caused to the other party are caused, the Provider shall be liable for compensation.

2. Both parties guarantee that the hardware, software, program, password, trade name, technology, license, patent, trademark, technical knowledge and business process of the other party, shall not be any form of transfer, transfer or share due to the signing of this contract, the party has not any right or benefit.

3 . If one party finds that the other party has violated the above acts of intellectual property protection, it shall have the right to require the other party to immediately stop the infringement and bear the liability for compensation.

Ten, confidentiality

1. Party A and Party B shall keep confidential the confidential information of the other party during the performance of this Contract. Except for the performance of this Contract, the receiving receiver shall not disclose to any third party the confidential information of the other party (including its branches, holding company and joint venture) during the performance of the obligations under this Contract. Confidential information includes technical information and business information, which includes but is not limited to operation manual, technical scheme, engineering design, technical indicators, technical report, experimental data, work progress and related correspondence, etc. The business information includes but is not limited to the receiver’s purchase plan, product price, product use, negotiation between the parties, any documents signed, including all information contained in the contract, agreement, memorandum and order, but the corresponding information of the software sold by Party B to Party A does not belong to the confidential information agreed herein.

2. Without the written consent of the other party, the receiving Party shall not use or disclose any confidential information of the other party to the other party, whether oral or written, or in the form of disk, film or electronic parts.

3. The Receiving Party shall protect the Confidential Information with care at least equivalent to protecting its own secrets and at least not less than reasonable care to prevent the theft of the Confidential Information or any unauthorized use, disclosure or dissemination of the Confidential Information.

4. Employees of the receiving Party shall have access to the confidential information, but shall be subject to a confidentiality clause at least as strict as this Contract. If the employee of the other party breaches the confidentiality agreement of this contract, the other party shall be jointly and severally liable.

5. When the other party presents the relevant information to recover the confidential information, the receiving party shall return the relevant information and their copies to the other party, or destroy the data and their copies at the request of the other party, and provide relevant certificates.

6. Unless expressly expressed, the disclosure of the other party to the receiving party under this Contract does not indicate the grant of any patent, trademark to the receiving party.

Licenses or use of copyright, trade secrets and other intellectual property rights 0 ；

7. If either party breaches the above provisions, the other party shall have the right to take one or more of the following remedies according to the extent of the breach and the damage caused: to terminate the cooperation between the parties; to require the breaching party to compensate the other party in full for the total contract amount;

Request compensation for corresponding losses and expenses (including but not limited to lawyers’ fees, forensic fees, etc.);

8. The confidentiality obligations of the parties hereunder shall be valid forever unless such confidential information has been fully legally disclosed or information’The disclosing party announces that the information will no longer be kept confidential.

Xi. Liability for breach of contract :

1. Party a overdue payment, each overdue day shall bear to party b payable amount of five penalty, and party b shall have the right to temporarily stop the service shall provide, so the consequences shall be borne by party a, party b does not bear any responsibility, overdue more than 15 days, party b has the right to unilaterally terminate the contract and require party a to pay 20% of the total contract price penalty due to breach of contract.

2. If this Contract is terminated not due to party B’s subjective fault, and Party A unilaterally terminates this Contract in advance, the advertising fee charged by Party B shall not be refunded, and for any losses caused to Party B, Party A shall also compensate Party B for all the actual losses.

3. If this Contract is terminated in advance due to party B’s subjective fault, Party B shall refund the expenses corresponding to the payment amount not advertised by Party A. If party A causes losses, Party B shall also compensate Party A for all the actual losses.

XII. Special disclaimer

1. Party a understand, based on the overall market interests and business needs, the media and the platform, website may not regularly to its website service content, layout, page design and other relevant aspects, such as the adjustment affect the data under this contract (including but not limited to release location data promotion time, etc.), party a will give full understanding, party b shall minimize the impact to a minimum.

2. Party A understands that in order to launch the normal operation of the platform and website, the media will shut down the website regularly or irregularly. If the advertisements under this Agreement cannot be released due to the plan, Party A will understand and Party B shall be so

Party B: Xiamen Jiuzhou Yuanqi Medai Co., LTD

Date: December 30, 2022	Date: December 30, 2022